                                                                   Exhibit 10.26

                                November 22, 2000

Mr. Shawn P. McGhee
953 East Riverwalk
Memphis TN 38120

Dear Mr. McGhee:

This letter agreement (the "Agreement") sets forth the terms and conditions of your employment with PurchasePro.com, Inc. (the "Company"). In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

1. Employment. Commencing as of the date hereof (the "Effective Date"), you will serve as the Chief Operating Officer of PurchasePro.com, or in any other position assigned by the Company, provided that, during the term of your employment, you shall not be required to serve in any positions, or take any title or duties, subordinate to that or those of Chief Operating Officer of the Company or any equivalent. As Chief Operating Officer, you will have such duties, responsibilities and authority as are appropriate to such position. Throughout the term of your employment, you will devote such business time and energies to the business and affairs of the Company as needed to carry out your duties and responsibilities, subject to the overall supervision of the company's Chief Executive Officer and/or President of the Company.

2. Term. The initial term of this Agreement will commence on the Effective Date and shall continue for two (2) years thereafter. The term of this Agreement shall be automatically renewed for up to two additional one-year periods unless either party gives the other party at least 120 days' prior written notice of its intention to terminate this Agreement at the end of either the initial term hereof or the first such renewal period. During the term of this Agreement, your employment with the Company will be "at-will." Either you or the Company can terminate your employment at any time and for any reason, with or without cause and with or without notice, in each case subject to the terms and provisions of paragraph 7 below.

3. Salary. For your services to the Company, you will be paid a base salary, payable in accordance with the Company's usual payroll practices during your employment, at an annualized rate of at least $200,000 per year, subject to adjustment upon the agreement of the parties. In addition, you will be eligible to receive a discretionary bonus in respect of each calendar year or portion thereof during which you are employed hereunder, to be determined solely by the Company.

4. Employee Benefit Programs. During your employment, you will be entitled to participate in all Company employee benefit plans and compensation and perquisite programs made available to the Company's executives or salaried employees generally. You will be entitled to four weeks of personal time off per year, provided that you will not accrue unused vacation of more than five weeks.

5. Stock Options. On the Effective Date, the Company will issue to you an option (collectively, "Stock Options") to acquire up to 500,000 shares of the Company's Common Stock ("Shares") in accordance herewith and otherwise under the Company's stock-based incentive plan (the "Plan"), at a price per share equal to the Fair Market Value (as such term is defined in the Plan) on the Effective Date (subject to SEC rules and restrictions imposed upon the officers and major shareholders of the Corporation), as set forth in an option agreement between you and the Company in the form attached hereto as Exhibit A.

6. Performance-Based Stock Option Bonus Grants in 2001. In addition to those options set forth in paragraph 5, if the Company achieves certain total revenue targets during the fiscal year ended December 31, 2001, the Company will issue to you additional Stock Options, in accordance herewith and otherwise under the Plan, as follows: If the Company records total revenue exceeding $100 million for the six months ended June 30, 2001 as reported in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission ("SEC") for the period ended on such date, the Company will, as of that date, issue to you Stock Options to purchase an additional 100,000 Shares ("Initial Performance-Based Options") at a price per share equal to the Fair Market Value on the date of such grant ("Initial
Performance Grant Date"). The Initial Performance-Based Options will have a term of 10 years measured from the Initial Performance Grant Date, subject to earlier termination following termination of your employment as set forth in the form of options attached hereto as Exhibit A, and shall vest and become exercisable as follows: (i) Stock Options on 50,000 Shares shall vest six months after the Initial Performance Grant Date and (ii) Stock Options on
50,000 Shares shall vest 12 months after the Initial Performance Grant Date, and otherwise in accordance with the form of options attached hereto as Exhibit A. Further, if the Company achieves total revenue exceeding $250 million for the twelve months ended December 31, 2001 as reported in the Company's Annual Report on Form 10-K filed with the SEC for the fiscal year ended on such date, the Company will issue to you Stock Options to purchase an additional 200,000 Shares ("Subsequent Performance-Based Options") at a price per share equal to the Fair Market Value on the date of such grant (the "Subsequent Performance Grant Date"). The Subsequent Performance-Based Options will have a maximum term of 10 years measured from the Subsequent Performance Grant Date, subject to earlier termination following termination of your employment as set forth in the form of options attached hereto as Exhibit A, and will vest and become exercisable as follows: (i) Stock Options on 50,000 Shares shall vest six months after the Subsequent Performance Grant Date, (ii) Stock Options on 50,000 Shares shall vest 12 months after the Subsequent Performance Grant Date, (iii) Stock Options on 50,000 Shares shall vest 18 months after the Subsequent Performance Grant Date and (iv) Stock Options on 50,000 Shares shall vest 24 months after the Subsequent Performance Grant Date, and otherwise in accordance with the form of options attached hereto as Exhibit A. Notwithstanding the foregoing, the Company shall not be obligated to make any grant of Initial Performance-Based Options or Subsequent Performance-Based Options in the event your employment was terminated for any reason prior to commencement of the Company's last fiscal quarter included in determining whether the total revenue target was met for the applicable period. In addition to the foregoing, other relevant terms and conditions related to the grant of Stock Options will be set forth in an option agreement between you and the Company substantially in the form attached hereto as Exhibit A, adjusted as necessary to reflect the terms of the foregoing.

7.  Consequences of Termination of Employment.

      (a) For Cause. If the Company terminates your employment for Cause you will be entitled to any unpaid salary, bonus and paid time off due you pursuant to paragraphs 3, 4 and 7 above through the date of termination, and you will be entitled to no other compensation from the Company. "Cause" will exist in the event you: (i) willfully breach this Agreement, which breach is not cured within 30 days following written notice from the Company; (ii) engage in conduct constituting willful dishonesty toward, fraud upon, or deliberate or attempted injury to the Company; or (iii) are negligent in the performance of your duties, which negligence is not cured within 30 days following written notice from the Company.

      (b) Other than for Cause. If the Company terminates your employment for reasons other than Cause, or if you terminate your employment because the Company breaches any of its obligations under this Agreement, which breach is not cured within 30 days following written notice from you, you will be entitled to any unpaid salary, bonus and paid time off due you pursuant to paragraphs 3, 4 and 7 above through the date of termination, plus twelve months of your base salary in effect at the date of your termination of employment. You will not be entitled to any other compensation from the Company.

      (c) Voluntary Termination. If you terminate your employment with the Company of your own volition, other than as set forth in paragraph 7(b), such termination will have the same consequences as a termination for Cause under subparagraph (a) above.

            (d) Change in Control. You will vest immediately in all unvested options theretofore issued to you, hereunder or otherwise, and will be entitled to twelve months of your base salary in effect at the date of a Change in Control of the Company (as such term is defined in the Plan) in the event within one year after such Change of Control (i) the Company terminates your employment for any reason other than for Cause, or (ii) you resign from the Company for any one of the following reasons: (A) the Company breaches any of its obligations to you under this Agreement and such a breach is not cured within 30 days' written notice by you; (B) the Company changes your title, working conditions or duties such that your powers, duties or working conditions are diminished, reduced or otherwise changed to include powers, duties, or working conditions which are not generally consistent with your title, continuing after written notice and 30 days to cure; or (C) the Company relocates your primary place of employment outside of the Las Vegas metropolitan area.

            (e) Death or Disability. If your employment with the Company terminates as a result of your death or Total and Permanent Disability (as defined in Section 2(x) of the Plan, such termination will have the same consequences as a termination by the Company other than for Cause under subparagraph (b) above.

            (f) Release of Claims. As a condition to the receipt of the payments described in this paragraph 7, you shall be required to execute a release of all claims arising out of your employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law, but excluding claims for contribution and indemnification from the Company under any indemnification agreement with the Company, its certificate of incorporation and by-laws or applicable law or claims for directors and officers' insurance coverage.

            (g) Conditions to Receipt of Payments and Benefits. In view of your position and access to proprietary information, as a condition to the receipt of payments described in this paragraph 7, you shall not, without the Company's written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent or stockholder (other than a less than 5% stockholder of a publicly traded company), within one year of your date of termination from the Company (i) engage in any activity which is in competition with the business, the products or services of the Company, (ii) solicit any of the Company's employees or consultants, or customers (with respect to such business, products and services), (iii) hire any of the Company's employees or consultants in an unlawful manner or actively encourage employees or consultants to leave the Company, or (iv) otherwise breach your proprietary information obligations. You agree to execute and comply with the form of proprietary information agreement adopted by the Company.

8. Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company's obligations under this Agreement contractually or as a matter of law.

9. Governing Law. This Agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of Nevada applicable to agreements made and fully to be performed therein by residents thereof.

10. Arbitration. The parties agree that any disputes arising out of or related to the Agreement shall be resolved by using the following procedures:

      (a) The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance and the relief requested or proposed.

      (b) If the other party does not agree within 30 days after receipt of the written statement referred to in paragraph 10(a) to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to non-binding mediation before a mediator to be jointly selected by the parties, provided that, if a single mediator cannot be chosen jointly by the parties within 10 days after the expiration of the 30-day period referred to above, each party shall designate a mediator and the two mediators shall choose a third to conduct the mediation.

      (c) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration in Las Vegas, Nevada. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, they will obtain a list of arbitrators from the Judicial Arbitration and Mediation Service and select an arbitrator by striking names from that list. The arbitrator shall have the authority to determine whether the conduct complained of violates the rights of the complaining party and, if so, to grant any relief authorized by law. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement.

      (d) Arbitration shall be the exclusive final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for above, provided however, that this Section 10 shall not be construed to eliminate or reduce any right the Company or the Executive may otherwise have to seek and obtain from a court a temporary restraining order or a preliminary or permanent injunction to enforce the restrictions of subparagraph 5(f) of this Agreement. The parties agree that the arbitration award shall be enforceable in Clark County Superior Court so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law.

11. Withholding. Anything to the contrary notwithstanding, following the Effective Date all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. In lieu of withholding, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

12. Entire Agreement. This Agreement contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all other agreements, whether oral or in writing, previously entered into between the parties.

13. Miscellaneous. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Chief Executive Officer or President of the Company in writing. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

Please indicate your acceptance and understanding of the terms of this Agreement by signing and dating below.

                                                Sincerely,

                                                PURCHASEPRO.COM, INC.


                                                By
                                                   -----------------------------

                                                Its
                                                   -----------------------------

ACKNOWLEDGED AND AGREED:


-------------------------------
Dated: November 22, 2000